United States securities and exchange commission logo





                     August 10, 2021

       Brooke E. Carillo
       Chief Financial Officer
       Redwood Trust, Inc.
       One Belvedere Place, Suite 300
       Mill Valley, CA 94941

                                                        Re: Redwood Trust, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 26,
2021
                                                            File No. 001-13759

       Dear Ms. Carillo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Redwood Trust, Inc. SEC
Notices